Exhibit (c)(3)
REQUESTED BY HONG KONG SECURITIES AND FUTURES COMMISSION
THE FINANCIAL AND OTHER INFORMATION CONTAINED IN THE PRESENTATION WAS EXTRACTED FROM PUBLICLY AVAILABLE INFORMATION AND WAS NOT INTENDED TO BE USED IN THE COMPOSITE DOCUMENT IN RELATION TO THE H SHARE OFFER AND WAS THEREFORE NOT PREPARED WITH A VIEW TO ENSURING COMPLIANCE WITH RULE 10 OF THE TAKEOVERS CODE.

Confidential Draft for Discussion
Presentation to:
PROJECT CHUNHUI
June 23, 2005

PROJECT CHUNHUI, CONFIDENTIAL
Table of Contents

1	EXECUTIVE SUMMARY

2	OVERVIEW OF Y’S OPERATIONS

3	DCF VALUATION OVERVIEW

A. Key Assumptions

B. Valuation Output

4	COMPARABLE TRADED PEER GROUP ANALYSIS

5	PRECEDENT TRANSACTIONS ANALYSIS

PROJECT CHUNHUI, CONFIDENTIAL
Important Notice
This report is confidential and has been prepared by Citigroup Global Markets Limited (“Citigroup”) pursuant to its engagement by X in connection with the proposed acquisition by X of Y described as “the Transaction”. This report sets out the work that we have undertaken, and the methodologies applied, in coming to views on the valuation of the Transaction. These conclusions are based on public domain information. It is intended for the exclusive use of X solely to assist it in connection with its internal consideration of the Transaction and shall not be used for any other purposes. This report is confidential and, as such, has not been prepared with a view to public disclosure, whether under securities laws or otherwise, and, except with the prior written consent of Citigroup, the report cannot be used by X for any purpose other than the purpose stated above nor can it be disclosed, copied or distributed to any third parties.
In preparing this report, Citigroup has assumed and relied upon the accuracy and completeness of the information reviewed by it for the purpose of this report and has not assumed any responsibility for independent verification of such information. In particular, but without limitation, this report contains projections, estimates, forecasts and targets for Y which have been obtained from the public domain and Citigroup has relied on the accuracy and completeness of these in preparing its analyses without independent verification thereof. Such estimates, projections, targets or forecasts involve significant assumptions and subjective judgments which may or may not prove to be correct and there can be no assurance that any estimates, projections, targets or forecasts are attainable or will be realised.
No representation or warranty, express or implied, is made by Citigroup as to the accuracy, completeness or fairness of any information contained in this report and, so far as is permitted by law and except in the case of fraud by the party concerned, no responsibility or liability whatsoever is accepted for the accuracy or sufficiency thereof or for errors, omissions or misstatements negligent or otherwise, relating thereto. In particular, but without limitation, no representation or warranty, express or implied, is given as to the achievement or reasonableness of, and no reliance may be placed for any purpose on the accuracy or completeness of, any estimates, projections, targets or forecasts and nothing in this report should be relied upon as a promise or representation as to the future.
The contents of this report are based upon conditions as they existed and could be evaluated as of the date hereof and except where otherwise indicated, speak as of the date hereof. By delivering this report Citigroup does not undertake any obligation to update any of the information or the conclusions contained herein or to correct any inaccuracies which may become apparent. In particular, this report should not be regarded as constituting an opinion as to the fairness or otherwise of the Transaction nor relied upon as a basis to proceed, or not to proceed, with the Transaction.
This presentation represents only the preliminary valuation views of Citigroup.
The numbers in the presentation have not been checked by Citigroup’s Valuation Committee and are subject to change.

PROJECT CHUNHUI, CONFIDENTIAL
1 EXECUTIVE SUMMARY

PROJECT CHUNHUI, CONFIDENTIAL
Introduction and Background to Transaction
„	Citigroup is pleased to present to X our draft preliminary valuation analysis for Y

„	Due to the limited information and forecasts available in the public domain, we have had to rely on publicly available information to derive our preliminary valuation. We have provided details of the specific assumptions and the source of these assumptions in the following sections

„	We would look to refine our valuation analysis when additional, non-public information is made available from X, in its position as a majority shareholder. Our valuation will only be complete, and we will only be in a position to make a strong recommendation, once we have access to non-public information

„	Our analysis is based on three valuation methodologies:
•	Discounted free cash flow analysis — computation of net present value based on the projected free cash flows

•	Comparable company analysis — implied valuation based on the trading multiples of comparable oil refining / chemical companies in China and the rest of Asia

•	Precedent transaction analysis — implied valuation based on comparable transactions in the oil refining / chemical sector
We have undertaken a draft preliminary valuation analysis using three valuation analyses; DCF, comparable company analysis and precedent transaction analysis.
We would need to update our preliminary valuation when additional information is available.

PROJECT CHUNHUI, CONFIDENTIAL
Overview of Preliminary Valuation Range
„	Among the three approaches, discounted cash flow is our focus as it takes the company’s growth potential into account. However, due to lack of specific pricing information, operating information and cost forecasts and future capex plan, the valuation still needs to be refined

„	We have used projections based upon past performance. However, these assumptions will not suffice if specific issues, such as capex plans, that are not in the public domain and will have an effect on value are excluded

„	The implied valuation from the precedent transaction analysis is the highest due to the control premium bedded into the takeout valuation

„	The implied valuation from the comparable company analysis is the lowest due to the suppressed multiples of the Chinese companies, relative to their international peers as well as the lack of a control premium
Preliminary Equity Valuation Ranges
Average 12,833 to 15,477 Discounted Cash Flow 14,547 16,535 Analysis Comparable Company 9,916 12,119 Analysis Precedent Transaction 14,035 17,775 Analysis 8,000 12,000 16,000 20,000
Equity Value (RMB in millions)
Equity Value per Share (1)
6.00
4.99 5.00 4.00 4.14 3.50
3.00 2.47 1.93 2.00 2.05 1.00
A shares (RMB) H shares (HK$)
DCF Current SP

Note: (1)	The equity value per share for A and H shares is proportionating the DCF equity valuation range by the respective current share price multiplied by the respective number of shares.

(2)	Current share price as of Jun 21, 2005
The implied equity valuation is in the range of RMB12,833mn to RMB15,477mn (US$1,550mn to 1,869mn).

PROJECT CHUNHUI, CONFIDENTIAL
Valuation Structure and Methodology
Overview of Citigroup’s Valuation Model Structure
Annual Designed Rated Capacity
Annual Throughput
Sales Volume Utilization Rate
Yield Profile Sales
Price
Raw
Materials Gross Profit Volume Raw
Materials EBIT
Cost
Operating
Price FCF
Costs
Wages and Total Cost Tax Salaries of Sales Expenses, D&A, Capex,
Increase in Terminal
NPV WC Value Other Cost of Sales
WACC
We have provided an overview of the model structure to highlight the underlying assumptions behind the valuation.

PROJECT CHUNHUI, CONFIDENTIAL
2 OVERVIEW OF Y’S OPERATIONS

PROJECT CHUNHUI, CONFIDENTIAL
Overview of Y’s Operations
Y
Petroleum Products Petrochem& Organic Chemical Chemical Fertilizers Synthetic Rubber (42% of 2004 Sales) (40% of 2004 Sales) (2% of 2004 Sales) (6% of 2004 Sales)
___The petroleum products ___Petrochemical and organic ___The chemical fertilizers and ___Synthetic rubber products segment produces gasoline, chemical products segment inorganic chemicals segment primarily produces diesel oil, solvent oil and primarily produces segment principally styrene-butadiene-rubber lubricants. ethanol, acetic acid and produces ammonium acetic anhydride nitrate, urea, ammonium
___Certain products produced are used as raw materials in chloride,sulphuricacid and the production of slag petrochemicals
Revenue EBITDA Segmental Assets
(Total Asset Value)
19,000 18,080 17,000 15,000 13,550 12,907 13,000 11,000 9,176 8,596 9,000 7,972 8,205 7,700 7,000 6,180 5,000
(RMB in millions) 325 3,317 2,653 2,503
3,000 1,794 1,084 1,058 1,844 783 1,133 228 991 664 532 617 756 1,000 123 165 176 397 75 375 848 562 (1,000) 2002 2003 2004 2002 2003 2004 2002 2003 2004 (112) (51) (3,000) (136)
Petroleum Products Petrochem & Organic Chemical Synthetic Rubber Chemical Fertilizers
Source: Company’s annual report
Note: Other products and services comprise about 10% of 2004 sales
Headquartered in Jilin City, Y currently operates through four key segments.
It employed 20,445 people as of December 31, 2004.

PROJECT CHUNHUI, CONFIDENTIAL
Overview of Y’s Operations (Cont’d)
Revenue
35,000 31,857 70% millions) 30,000 60% 57% 54% 25,000 20,653 50% 20,000 40% Sales in(RMB 13,138 Growth 15,000 30% 10,000 20% 5,000 10% Sales 5% — 0% 2002 2003 2004
Sales Sales Growth
Gross Profit
3,500 12% 3,036 3,000 10% in(RMB 10% 2,500 8% millions) 7% 2,000 Gross
1,527 6% 1,500 Margin
5%
4% 1,000 619
Gross Profit 500 2% — 0% 2002 20032004 Gross Profit Gross Margin
EBITDA
4,000 3,740 14% millions)
3,500 12% 12% 3,000 10% EBITDA
9% 2,500 in(RMB 1,927 8% 2,000 6% Margin
1,500 5%4% EBITDA 1,000602 500 2% — 0% 2002 20032004 EBITDA EBITDA Margin
Net Income
3,000 2,545 10% millions)
2,500 8% 8% 2,0006% 4% 1,500 2% 2% Net 1,000 428 0% Margin 500 -2% —4% (500) 2002 2003 2004 -6%
Net Profit (RMB in (1,000) -8% -8% (1,500) (1,023) -10%
Net (Loss) / Profit Net Margin
The information available publicly is highly limited.
As such, the historical financials and operating statistics have been used extensively by Citigroup to project the performance of the business moving forward.

PROJECT CHUNHUI, CONFIDENTIAL
Overview of Y’s Operations (Cont’d)
Total Debt
10,000 9,280 8,000 millions) 6,510 6,000
3,982 (RMB in 4,000 2,000
2002 2003 2004
Net Debt
10,000 9,250
8,000 millions) 6,474 6,000
3,967 (RMB in 4,000 2,000
2002 2003 2004
Total Debt to Equity
500% 442%
400% 300% 259% 200% 100% 79% 0% 2002 2003 2004
Net Debt to Equity
500% 440% 400% 300% 258% 200% 100% 78% 0% 2002 2003 2004
The capital structure of Y has changed considerably over the last 3 years.

PROJECT CHUNHUI, CONFIDENTIAL
3 DCF VALUATION OVERVIEW

PROJECT CHUNHUI, CONFIDENTIAL
A. Key Assumptions

PROJECT CHUNHUI, CONFIDENTIAL
Corporate WACC Overview
„	Our discount rate approach for Y’s corporate Weighted Average Cost of Capital (“WACC”) has been formulated in conjunction with Citigroup’s Financial Strategy Group (“FSG”)
Y’s Corporate WACC Analysis

Equity Market Risk Premium	5.5%	6.5%	7.5%

Cost of Equity
U.S. Risk Free Rate (30 Year U.S. Treasury)	4.4%	4.4%	4.4%
Equity Market Risk Premium	5.5%	6.5%	7.5%
Equity Beta	1.07	1.07	1.07
Sovereign Risk Premium	0.7%	0.7%	0.7%

Cost of Equity	10.9%	12.0%	13.1%

Cost of Debt
U.S. Risk Free Rate (10 Year U.S. Treasury)	4.1%	4.1%	4.1%
Sovereign Risk Premium	0.7%	0.7%	0.7%
Credit Risk Premium	1.0%	1.0%	1.0%

Cost of Debt (Pretax)	5.8%	5.8%	5.8%

Effective Marginal Tax Rate	33%	33%	33%

Cost of Debt (Aftertax)	3.9%	3.9%	3.9%

Target Debt/Capitalization	19%	19%	19%

WACC	9.6%	10.5%	11.3%

Source: Bloomberg and Citigroup
Methodology
„	Equity Risk Premium:
•	Based on FSG’s estimate of 5.5% to 7.5% for emerging market equity risk premium
„	Equity Beta:
•	Based on Asian peer universe of weekly observations over the last five years from Bloomberg
„	Country Risk Premium:
•	Derived by FSG

•	Based on the spread of yield of China 10 year USD-currency treasury bond (pre-inflation differential) over the 10-year US Treasury
„	Debt / Capitalization:
•	Derived using current market leverage of its Chinese peers
Theoretical analysis of Y’s corporate WACC suggests a discount rate range of 10% to 11%.

PROJECT CHUNHUI, CONFIDENTIAL
DCF Model Structure and Methodology — Capacity and Utilization Rate
Annual Designed Rated Capacity
„	As stated in the Company’s annual report, it does not plan to make any material investments for expansion in 2005

„	Original capacity was assumed to remain flat across the forecast period at 2004 levels (5.3 million tons, which is equivalent to 106.48 mboe per day)
Utilization Rate
„	The name plate capacity of Y has effectively been increased above annual designed rated capacity due to technical upgrades, renovations or expansions of the facilities

„	However, this has not been reflected in the stated capacity

„	Due to the technical upgrades, we have assumed the forecast utilization rate would remain at 2004 levels (121%)
The forecast annual throughput is assumed to remain flat at 2004 levels.

PROJECT CHUNHUI, CONFIDENTIAL
DCF Model Structure and Methodology — Yield Profile
„	Yield profile was assumed to remain constant throughout the forecast period using the 2004 product profile as supplied in the annual report. This is because we have no information relating to the future capex program that would change the yield profile going forward

„	The percentages below show sales volume for each product in 2004 as a percentage of 2004 actual throughput
Key Issues to Resolve
„	Capex plan: costs and impact on future yield profile

„	Forecast yield profile is not available
By applying the yield profile to the annual throughput during the forecast period, we derive the sales volumes for each product.

PROJECT CHUNHUI, CONFIDENTIAL
DCF Model Structure and Methodology — Underlying Crude Price
„	We obtained Y’s crude oil price from 2001 to 2004 from its annual report and compared against the historical CMAI Dubai crude oil pricing

„	Since we do not know the quality level or type of the crude feedstock being used by Y, it is challenging to project the future crude oil price

„	We have assumed that Dubai crude would be the appropriate benchmark crude due to the geographic location of Y and the high supply rate of Dubai crude to the region

„	We have also assumed the forecast crude feedstocks costs for Y would be in line with the CMAI Dubai crude oil prices

„	From 2008 onwards, we have assumed US$30 per barrel for Dubai long-term crude oil prices
Key Issues to Resolve
„	We could only extract crude oil prices which included value-added tax of 17% from Y’s annual report
•	We would look to gain additional information with respect to the exact impact of VAT, i.e. whether the costs are fully passed on to the end customers or if there is any residual cost effects on Y
„	We do not know the quality of the crude feedstock Y has been using and therefore have had to estimate the appropriate crude quality

„	The historical premium to the international crude oil price is highly irregular and we would seek to understand the reasons behind these irregularities
We need more information to project future crude oil price Y will be paying.

PROJECT CHUNHUI, CONFIDENTIAL
DCF Model Structure and Methodology — Underlying Crude Price (Cont’d)
„	The prices shown below are weighted average ex-works price which includes value-added tax of 17%

„	The chart illustrates our methodology with respect to forecast crude prices
•	We have assumed the feedstocks prices, excluding VAT, equal the CMAI Dubai price estimates from 2007 onwards

•	We would look to refine these assumptions once we have a better understanding of the crude feedstock blends required
Suggested Oil Price for Project Chunhui
58 53 48 43
44 43
42
38 43 38 37
(US$ per Barrel) 36 35 35 35 35 35 35 35
33 29 32 29
30 30 30 30 30 30 30 30 28 29
25 26 23 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 Price paid by Y CMAI pricing
Note: CMAI Dubai crude oil
Source: CMAI website as of June 2005, Y actual oil price (2001 to 2004) from the Company’s annual report
We have replicated the similar pricing trends for the forecast crude prices as indicated by the historical prices, based on the international oil price assumptions relative to Y’s price levels.

PROJECT CHUNHUI, CONFIDENTIAL
DCF Model Structure and Methodology — Raw Materials Cost
„	Using the information supplied in the Company’s annual report, we could extract the feedstock volume for two types of raw materials only: crude oil and naphtha

„	Due to lack of forecast data, we have assumed raw material volumes will be maintained at 2004 levels
•	Crude oil: 6.42 million tons

•	Naphtha: 0.55 million tons
„	We used the naphtha price forecasts provided by CMAI as of June 2005 for the forecast period from 2005 to 2009, and price forecasts provided by Nexant for the forecast period from 2010 onwards as that was the only long-term price forecast available to us
Naphtha Price Forecast
500
450 452
400 406 389
367 350
327
313
(US$ per Ton) 300 293 294 295 285 290 292 250 237 200 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014
Key Issues to Resolve
„	We need additional information to determine what percentage of other costs of sales is attributable to feedstock costs and also what these feedstocks are

„	Due to the lack of feedstock information, we have assumed the “other costs of sales” to be a percentage of raw materials costs
Our raw materials cost was assumed to consist of crude oil and naphtha only, due to lack of additional information.

PROJECT CHUNHUI, CONFIDENTIAL
DCF Model Structure and Methodology — Price Assumptions
„	CMAI forecast pricing assumptions dated as of June 2005 were used as the pricing assumption for the forecast period from 2005 to 2009 and CMAI forecasts as of October 2004 were used for the long-term forecast period from 2010 onwards

„	We computed the net price for each product in 2004 based on public information disclosed in the annual report

„	For ethylene, propylene, xylene, styrene, mixed xylene, and gasoline, we compared the price charged by the company with the price from CMAI. We maintained the same premium / discount and projected this premium adjusted price going forward (2005 to 2014)

„	Where product prices were not available via CMAI, we used the following assumptions to provide an indicative price that reflects the forecast cyclical nature of the refining and petrochemicals product prices
Petrochemical and Organic Chemical Products + Synthetic Rubber
„	We assumed the relative year-on-year pricing differences for each product would be equal to the average year-on-year price fluctuations of ethylene and propylene
•	Ethylene and propylene prices are cyclical, therefore tracking these prices provides a good estimate of the cyclical margins
Petroleum Products
„	We applied the same relative year-on-year pricing differences methodology based on the year-on-year price change of gasoline prices as supplied by CMAI
Chemical Fertilizers
„	We assumed constant pricing in 2004 due to its small contribution to Y’s operating profit and the non-cyclical nature of the industry
We have attempted to forecast the product-by-product prices using forecast CMAI prices and historical discounts / premiums to actual prices.

PROJECT CHUNHUI, CONFIDENTIAL
DCF Model Structure and Methodology – Price Assumptions (Cont’d)
Net Price (US$  per Ton) – Key Products
1,800 350
1,500 300 250 1,200 200 900 150 per Ton)
600
100
Product Pricing (US$ per ton) 300 50 CMAI Crude Oil Price (US$
- -2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 Styrene - butadiene rubber Styrene Ethylene Propylene Diesel oil Gasoline Residue Inorganic chemical products and others CMAI crude oil price
Key Issues to Resolve
▶	We would need price projections for each product in order to perform a more detailed valuation analysis
This page highlights the assumed forecast prices of Y’s major products.

PROJECT CHUNHUI, CONFIDENTIAL
DCF Model Structure and Methodology – Price Assumptions (Cont’d)
Net Price (US$  per Ton) – Petrochemical Products and Synthetic Rubber

	Projected Fiscal Years Ending December 31
	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014

CMAI Crude Oil Price	261	313	275	235	219	219	219	219	219	219	219

Petrochemical and Organic Chemical Products
Ethylene	963	856	803	698	593	525	516	550	576	595	595
Propylene	715	778	727	661	518	456	447	412	430	439	439
Styrene	1,072	1,024	941	814	715	677	665	660	690	709	709
Aniline	2,071	2,047	1,917	1,704	1,392	1,229	1,207	1,198	1,253	1,286	1,286
O-oxlene	703	695	651	579	473	417	410	407	426	437	437
Octanol	885	874	819	728	595	525	516	512	535	549	549
Alcohol ether	1,200	1,186	1,111	987	807	712	699	694	726	745	745
Butyl acrylate	1,741	1,720	1,611	1,432	1,170	1,033	1,015	1,007	1,054	1,081	1,081
Acetic anhydride	710	702	657	584	477	421	414	411	430	441	441
Acetic acid	553	546	512	455	372	328	322	320	335	343	343
Ethanol	314	310	290	258	211	186	183	181	190	195	195
Xylene	613	612	618	539	469	438	410	389	397	405	405
Other	607	600	562	500	408	360	354	351	368	377	377

Average	822	798	747	660	546	485	477	477	499	513	513

Synthetic Rubber
Styrene — butadiene rubber	1,702	1,681	1,575	1,400	1,144	1,010	992	984	1,030	1,057	1,057
Other	1,443	1,426	1,336	1,187	970	856	841	835	873	896	896

Average	1,648	1,629	1,526	1,356	1,108	978	961	954	998	1,024	1,024

Product Pricing Assumptions (from CMAI)
Ethylene	918	815	765	665	565	500	492	524	549	567	567
Propylene	820	892	833	757	594	523	513	472	493	503	503
Styrene	1,087	1,038	954	825	725	686	674	669	700	718	718
Mixed Xylene	602	600	607	528	460	430	402	382	389	398	398

Y’s Pricing as % of CMAI Pricing
Ethylene	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%
Propylene	-13%	-13%	-13%	-13%	-13%	-13%	-13%	-13%	-13%	-13%	-13%
Styrene	-1%	-1%	-1%	-1%	-1%	-1%	-1%	-1%	-1%	-1%	-1%
Mixed Xylene	2%	2%	2%	2%	2%	2%	2%	2%	2%	2%	2%
Average Reduction of Ethylene and Propylene		-1%	-6%	-11%	-18%	-12%	-2%	-1%	5%	3%	0%
In order to perform a more detailed valuation analysis, we would need the price projections for each product from the company. The prices in italics were derived from the average year-on-year price fluctuations of ethylene and propylene.
The prices in bold were supplied by CMAI.

PROJECT CHUNHUI, CONFIDENTIAL
DCF Model Structure and Methodology — Price Assumptions (Cont’d)
Net Price (US$  per Ton) — Petroleum Products

		Projected Fiscal Years Ending December 31
	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014

CMAI Crude Oil Price	261	313	275	235	219	219	219	219	219	219	219

Petroleum Products
Diesel oil	328	390	338	314	279	268	298	280	287	293	293
Gasoline	304	362	314	291	259	249	277	260	266	272	272
Residue	201	239	207	192	171	164	183	172	176	180	180
Catalytic diesel oil	309	368	319	296	263	252	281	264	270	276	276
Solvent oil	382	454	394	365	325	312	347	326	334	341	341
Other	297	353	307	284	253	243	270	254	260	266	266

Average	295	351	305	283	251	241	269	253	258	264	264

Product Pricing Assumptions (from CMAI)
Gasoline — Unleaded 95 RON	346	412	357	331	295	283	315	296	302	309	309

Y’s Pricing as % of CMAI Pricing
Gasoline — Unleaded 95 RON	-12%	-12%	-12%	-12%	-12%	-12%	-12%	-12%	-12%	-12%	-12%

Year-on-year reduction of gasoline		19%	-13%	-7%	-11%	-4%	11%	-6%	2%	2%	0%
Net Price (US$  per Ton) – Chemical Fertilizers and Inorganic Chemical Products

		Projected Fiscal Years Ending December 31
	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014

Chemical Fertilizers and Inorganic Chemical Products
Inorganic chemical products and others	145	145	145	145	145	145	145	145	145	145	145
Nitrosamine	157	157	157	157	157	157	157	157	157	157	157

Average	145	145	145	145	145	145	145	145	145	145	145
In order to perform a more detailed valuation analysis, we would need the price projections for each product from the company. The prices in italics were derived from the year-on-year price fluctuations of gasoline.
The prices in bold were supplied by CMAI.

PROJECT CHUNHUI, CONFIDENTIAL
DCF Model Structure and Methodology — Wages & Salaries and Other Costs
▶	Wages and Salaries were assumed to grow at 5% annually during the forecast period, this assumption is in line with long-term forecasts of China wage inflation
▶	The valuation will change depending on Y’s ability / plans to reduce the workforce as well as any collective bargaining agreement terms in place
Wages and Salaries
1,400 30% (RMB 1,200 26%
23% Annual Salaries 1,000 847 millions) 20% 769 807 20% 697 732 800 632 664 546 573 602 600 520 Growth 435 and in 344 10%
400 Wages 200 5% 5% 5% 5% 5% 5% 5% 5% 5% 5% — 0% 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014
Wages and Salaries % Growth
▶	Other costs of sales are assumed to capture other raw material costs (such as salt and naphthalene) as well as any other associated sales costs
▶	Since we cannot explain the sharp increase of costs in 2003, we assumed 54% of raw material costs as other costs of sales going forward, which is the average of 2002 and 2004
Other Cost of Sales
14,000 100% 91% 90% 12,000 10,354 millions) 9,660 9,752 80% 10,000 8,883 8,808 8,163 8,129 8,129 8,129 8,129 8,129 8,129 70% 8,000 Costs As % of Raw 60% Material in 55% 54% 54% 54% 54% 54% 54% 54% 54% 54% 54% 6,000 52% 50% 4,330
Other Cost of Sales (RMB 4,000 40%
2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014
Other Cost of Sales As % of Raw Material Costs
▶	We have also assumed transportation costs to be RMB99.4 million per million tons (US$12 per ton) in 2005 and then increased this cost by China inflation rate on an annual basis
Total Cost of Sales include raw materials cost, wages and salaries, transportation costs, and other cost of sales.

PROJECT CHUNHUI, CONFIDENTIAL
DCF Model Structure and Methodology — Operating Costs
▶	There are 4 items included in operating costs: (i) distribution costs, (ii) administrative expenses, (iii) retirement benefit cost and staff welfare, and (iv) other operating expenses
▶	Other than retirement benefit cost and staff welfare being projected by a percentage of annual growth, the rest are projected based on the average of the cost as a % of sales from 2003 to 2004 with additional compounded inflation of costs due to the inflation differential between long-term U.S. and China inflation forecasts
Retirement Benefit Cost and Staff Welfare
700 19% 20%
Cost 590 (RMB 600 537
Benefit 488 15% Annual Welfare millions) 500 444 403 367 400 10% 10% 10% 10% 10% 10% 10% 10% 10% 10% 10%10% 303 333 Growth Retirement 275 in 300 228 250 173 191 5% 200 and Staff 2% 100 0% 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014

Distribution Costs, Administrative Expenses, and Other Operating Expenses

				Projected Fiscal Years Ending December 31
(RMB in million)	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014

Distribution Costs	35	29	25	38	35	32	29	27	29	29	30	31	31
As % of Sales	0.3%	0.1%	0.1%	0.1%	0.1%	0.1%	0.1%	0.1%	0.1%	0.1%	0.1%	0.1%	0.1%
Inflation Differential				0.2%	-0.2%	-0.3%	0.1%	0.2%	0.2%	0.2%	0.2%	0.2%	0.2%

Administrative Expenses	624	383	213	433	397	368	328	314	333	329	343	355	362
As % of Sales	4.8%	1.9%	0.7%	1.3%	1.3%	1.3%	1.3%	1.3%	1.3%	1.3%	1.3%	1.3%	1.3%
Inflation Differential				0.2%	-0.2%	-0.3%	0.1%	0.2%	0.2%	0.2%	0.2%	0.2%	0.2%

Other Operating Expenses / (Income)	10	28	(23)	11	10	10	9	8	9	9	9	9	9
As % of Sales	0.1%	0.1%	-0.1%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Inflation Differential				0.2%	-0.2%	-0.3%	0.1%	0.2%	0.2%	0.2%	0.2%	0.2%	0.2%
We have attempted to forecast the operating costs by using 2-year average percentage of sales, with additional inflation of costs thereafter.
We were unable to reconcile the irregular trend in 2002 due to lack of information.

PROJECT CHUNHUI, CONFIDENTIAL
DCF Model Structure and Methodology — Key Issues to Resolve for Costs
Wages & Salaries and Other Costs
▶	Historically the growth rate for wages and salaries has been very high (over 20%)
▶	Does Y have any plan to reduce workforce and what is the long-term sustainable growth rate?
▶	Other costs of sales increased rapidly in 2003 and as a percentage of raw material costs were much higher than other fiscal years (91%)
▶	These irregular trends makes it difficult to form long-term forecast assumptions
Operating Costs
▶	Retirement benefit costs and staff welfare costs increased significantly in 2004 (19%), which is difficult to justify / reconcile
▶	Other operating costs such as distribution costs and administrative expenses as a percentage of sales were high in 2002 — showing an irregular trend compared to other fiscal years
Fixed Costs
▶	We have no information regarding fixed costs
The irregular trend from past performance makes it very difficult to form long-term assumptions for the projections.
Our valuation will only be complete and we will only be in a position to make a strong recommendation once we have access to non-public information.

PROJECT CHUNHUI, CONFIDENTIAL
DCF Model Structure and Methodology — Others
▶	Other assumptions included in the DCF model:
Tax
▶	33% as the PRC corporate income tax rate
Terminal Value
▶	Terminal multiple of 4.0x as the average of FV/EBITDA multiple from comparable company analysis and the EBITDA in 2014

▶	Additional assumptions and sources of information:
Sources of Data
▶	Historical data: Company’s annual report and SEC Filings

▶	Oil price and product price projections: based on price trends from CMAI

▶	Inflation rate based on European Intelligence Unit

▶	Beta based on comparable companies in Asia

▶	WACC based on Citigroup’s FSG and comparable companies in China and Asia
Scenario Analysis
▶	We have run two preliminary valuation scenarios in which (i) we assume 100% utilization rate, and (2) we assume 5% increase in crude costs whilst maintaining product costs at the previous assumptions

PROJECT CHUNHUI, CONFIDENTIAL
DCF Model Structure and Methodology — Scenario Analysis
▶	Comparing utilization rate and crude oil price, the latter has a larger impact on the DCF valuation due to a number of operating cost assumptions being based off revenue and the cost of sales which are directly tied to the utilization rate and fixed cost information is not available
Equity Value (RMB in millions) 5% Increase in Crude Costs 6,668 7,799 100% Utilization Rate 14,536 16,610 Base Case 14,547 16,535
5,000 10,000 15,000 20,000
Equity Value (US$in millions)
5% Increase in Crude Costs 805 942 100% Utilization Rate 1,756 2,006 Base Case 1,757 1,997 500 1,000 1,500 2,000 2,500
This analysis shows that we need more non-public information especially for the relationship of product prices to forecast crude prices in order to complete our valuation.
We also need a better understanding of the cost breakdown of Y’s operations.

PROJECT CHUNHUI, CONFIDENTIAL
B. Valuation Output

PROJECT CHUNHUI, CONFIDENTIAL
Key Financial Projections
Income Statement

				Projected Fiscal Years Ending December 31
(RMB in million)	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014

Net Sales
Petrochemical and Organic Chemical Products		7,783	12,768	12,395	11,593	10,253	8,471	7,532	7,399	7,406	7,748	7,959	7,959
Petroleum Products		9,320	13,378	15,918	13,806	12,797	11,385	10,923	12,165	11,438	11,694	11,963	11,963
Synthetic Rubber		1,133	1,794	1,772	1,660	1,475	1,206	1,064	1,045	1,038	1,085	1,114	1,114
Chemical Fertilizers and Inorganic Chemical Products		165	664	664	664	664	664	664	664	664	664	664	664
Other Products		2,252	3,253	3,497	3,760	4,042	4,345	4,671	5,021	5,398	5,802	6,238	6,705

Total Sales	13,138	20,653	31,857	34,246	31,482	29,231	26,071	24,853	26,294	25,943	26,994	27,937	28,405
Gross Profit	619	1,527	3,036	4,120	3,045	3,457	2,107	956	2,364	1,978	2,992	3,897	4,324
EBIT	(506)	895	2,593	3,388	2,328	2,745	1,409	240	1,590	1,168	2,122	2,965	3,331
EBITDA	602	1,927	3,740	4,538	3,483	3,902	2,498	1,300	2,654	2,236	2,938	3,087	3,458
EBT	(1,028)	426	2,357	3,177	2,283	2,750	1,487	348	1,710	1,325	2,308	3,189	3,591
Net (Loss) / Profit	(1,023)	428	2,545	2,139	1,533	1,842	996	233	1,146	888	1,546	2,137	2,406

Sales Growth		57%	54%	7%	-8%	-7%	-11%	-5%	6%	-1%	4%	3%	2%
Gross Margin	5%	7%	10%	12%	10%	12%	8%	4%	9%	8%	11%	14%	15%
EBIT Margin	-4%	4%	8%	10%	7%	9%	5%	1%	6%	5%	8%	11%	12%
EBITDA Margin	5%	9%	12%	13%	11%	13%	10%	5%	10%	9%	11%	11%	12%
Net Margin	-8%	2%	8%	6%	5%	6%	4%	1%	4%	3%	6%	8%	8%
Balance Sheet

			Projected Fiscal Years Ending December 31
(RMB in million)	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014

Current Assets
Cash and Cash Equivalents	35	15	416	2,120	3,822	4,973	5,321	6,978	8,225	9,966	11,573	13,395
Accounts Receivable	185	265	296	272	252	225	215	227	224	233	241	245
Inventories	1,568	2,606	2,661	2,517	2,290	2,136	2,132	2,137	2,143	2,148	2,154	2,160
Prepaid Expenses and Other Current Assets	268	442	442	442	442	442	442	442	442	442	442	442

Total Current Assets	2,056	3,328	3,815	5,351	6,806	7,776	8,110	9,784	11,034	12,790	14,411	16,243
Non-Current Assets	10,610	10,266	9,226	8,171	7,108	6,102	5,122	4,143	3,158	2,428	2,396	2,360
TOTAL ASSETS	12,666	13,594	13,041	13,522	13,914	13,878	13,232	13,927	14,192	15,218	16,806	18,603

Current Liabilities
Short-term Borrowings	4,102	3,086	167	526	76	47	2	—	—	—	—	—
Accounts Payable, Trade	1,765	1,709	2,340	2,214	2,013	1,878	1,875	1,879	1,884	1,889	1,894	1,900

Total Current Liabilities	7,716	7,629	5,615	5,605	4,758	4,318	4,163	4,291	4,266	4,362	4,450	4,496
Long-term Borrowings	2,408	896	729	203	126	79	77	77	77	77	77	77
Minority Interest	31	14	4	—	—	—	—	—	—	—	—	—
Total Shareholders’ Equity	2,511	5,055	6,694	7,714	9,029	9,481	8,992	9,558	9,849	10,779	12,279	14,029

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUI	12,666	13,594	13,041	13,522	13,914	13,878	13,232	13,927	14,192	15,218	16,806	18,603

PROJECT CHUNHUI, CONFIDENTIAL
Discounted Cash Flow Analysis
Firm Value

WACC
(RMB in millions)		Terminal Multiple
		3.5x	4.0x	4.5x	5.0x	5.5x

	8.5%	15,616	16,165	16,715	17,264	17,814
	9.0%	16,883	17,514	18,146	18,777	19,409
	9.5%	17,821	18,514	19,208	19,902	20,595
	10.0%	18,321	19,048	19,775	20,502	21,230
	10.5%	18,321	19,048	19,775	20,502	21,230
	11.0%	17,821	18,514	19,208	19,902	20,595
	11.5%	16,883	17,514	18,146	18,777	19,409
	12.0%	15,616	16,165	16,715	17,264	17,814
	12.5%	14,153	14,610	15,068	15,525	15,983
	13.0%	12,621	12,987	13,353	13,719	14,085

WACC
(US$ in millions)		Terminal Multiple
		3.5x	4.0x	4.5x	5.0x	5.5x

	8.5%	1,886	1,952	2,019	2,085	2,151
	9.0%	2,039	2,115	2,192	2,268	2,344
	9.5%	2,152	2,236	2,320	2,404	2,487
	10.0%	2,213	2,300	2,388	2,476	2,564
	10.5%	2,213	2,300	2,388	2,476	2,564
	11.0%	2,152	2,236	2,320	2,404	2,487
	11.5%	2,039	2,115	2,192	2,268	2,344
	12.0%	1,886	1,952	2,019	2,085	2,151
	12.5%	1,709	1,765	1,820	1,875	1,930
	13.0%	1,524	1,569	1,613	1,657	1,701
Equity Value

WACC
(RMB in millions)		Terminal Multiple
		3.5x	4.0x	4.5x	5.0x	5.5x

	8.0%	11,649	12,198	12,747	13,297	13,846
	8.5%	12,915	13,547	14,178	14,810	15,441
	9.0%	13,853	14,547	15,241	15,934	16,628
	9.5%	14,353	15,081	15,808	16,535	17,262
	10.0%	14,353	15,081	15,808	16,535	17,262
	10.5%	13,853	14,547	15,241	15,934	16,628
	11.0%	12,915	13,547	14,178	14,810	15,441
	11.5%	11,649	12,198	12,747	13,297	13,846
	12.0%	10,185	10,643	11,100	11,558	12,016
	12.5%	8,654	9,020	9,386	9,751	10,117

WACC
(US$ in millions)		Terminal Multiple
		3.5x	4.0x	4.5x	5.0x	5.5x

	8.5%	1,407	1,473	1,539	1,606	1,672
	9.0%	1,560	1,636	1,712	1,788	1,865
	9.5%	1,673	1,757	1,840	1,924	2,008
	10.0%	1,733	1,821	1,909	1,997	2,085
	10.5%	1,733	1,821	1,909	1,997	2,085
	11.0%	1,673	1,757	1,840	1,924	2,008
	11.5%	1,560	1,636	1,712	1,788	1,865
	12.0%	1,407	1,473	1,539	1,606	1,672
	12.5%	1,230	1,285	1,340	1,396	1,451
	13.0%	1,045	1,089	1,133	1,178	1,222
The DCF model implies an equity value range of RMB 14,547mn to RMB16,535mn (US$1,757mn to US$1,997mn).

PROJECT CHUNHUI, CONFIDENTIAL
4 COMPARABLE TRADED PEER GROUP ANALYSIS

PROJECT CHUNHUI, CONFIDENTIAL
Traded Comparables — Peer Groups
We have utilised two separate peer groups in order to analyse a wider range of peer group companies.

PROJECT CHUNHUI, CONFIDENTIAL
Comparable Peer Group Trading Analysis
► Y is trading at a large discount to its comparable peers, especially in terms of FV/EBITDA
Comparable Traded Company Analysis

Valuation Multiples	Share		Market		Price / EPS				Firm		Firm Value / EBITDA
(Currency in Millions, Except Stock Price)	Price		Cap.		2005E		2006E		Value (a)		2005E		2006E
Y (A Share)	RMB	3.63	RMB	11,530	6.4	x	7.9	x	RMB	15,498	4.0	x	4.3	x

Chinese Cos — A share
Sinopec Shanghai Petrochemical Co Ltd	RMB	3.69	RMB	24,349	6.5	x	7.2	x	RMB	30,306	4.2	x	4.8	x
China Petroleum and Chemical (Sinopec)		3.53		299,199	7.3	x	7.4	x		481,373	4.6		4.8

			Average		6.9	x	7.3	x			4.4	x	4.8	x

Premium / (Discount) of Y relative to Peers					-8%		8%				-10%		-10%

Y (H Share)	HK$	2.05	HK$	10,830	3.8	x	4.7	x	HK$	14,557	4.0	x	4.3	x

Chinese Cos — H share
Sinopec Shanghai Petrochemical Co Ltd	HK$	2.63	HK$	22,986	5.0	x	5.5	x	HK$	28,575	4.2	x	4.8	x
Sinopec Zhenhai Refining & Chemical Co		7.25		18,297	6.4		5.8			16,914	3.4		3.0
PetroChina		5.75		993,407	7.1		7.8			1,020,875	4.6		4.8
China Petroleum and Chemical (Sinopec)		2.95		280,754	5.8		5.9			451,874	4.7		4.6

			Average		6.1	x	6.3	x			4.3	x	4.3	x
			Median		6.1		5.9				4.4		4.7
			High		7.1		7.8				4.7		4.8
			Low		5.0		5.5				3.4		3.0

Premium / (Discount) of Y relative to Peers					-37%		-19%				-10%		-8%

Other Asian Cos (US$ in millions, except per share data)
Formosa Chemicals & Fibre Corp	TW$	6.16		$9,713	7.6	x	8.3	x		$11,052	8.9	x	9.5	x
Formosa Petrochemicals Corp	TW$	66.1		17,906	12.2		13.3			22,328	8.8		8.1
National Petrochemical PCL	THB	124		905	9.9		9.1			938	5.7		5.7
PTT Public Co Ltd	THB	222		14,971	9.2		9.1			18,173	8.1		7.5
S Oil Corporation	KRW	82,300		9,299	11.2		12.0			9,627	7.3		7.8
Showa Shell Sekiyu KK	JPY	1,135		3,975	14.2		14.4			4,993	8.2		8.3
Singapore Petroleum Company	SGD	4.86		1,370	6.8		6.4			1,695	6.5		5.9
TonenGeneral Sekiyu KK	JPY	1,230		6,776	16.8		17.5			7,431	8.5		8.9

			Average		11.0	x	11.3	x			7.8	x	7.7	x
			Median		10.5		10.5				8.2		7.9
			High		16.8		17.5				8.9		9.5
			Low		6.8		6.4				5.7		5.7

Premium / (Discount) — of Y’s H share relative to Peers					-64%		-55%				-51%		-46%

Source: estimates based on Deutsche Bank’s research report dated Mar 18, 2005

(a)	Firm Value equals market equity value plus straight debt, minority interest, less investments in unconsolidated affiliates and cash.

(b)	Market cap for all classes of shares, which is sum of H-shares’ share price multipled by number of H-shares outstanding and A-shares’ share price multipled by number of legal person shares and A-shares outstanding. Firm value based on net debt as of Dec 31, 2004 from Company’s annual report

(c)	Share price updated as of Jun 22, 2005.
The universe for A share comparable companies is highly limited. The analysis shows that the comparable A share companies have higher P/E multiples than comparable H share companies. But the Chinese comparable companies all have lower multiples compared to other Asian comparable companies.
The comparable companies imply a P/E and FV/EBITDA range of 6.5x to 7.5x and 4.5x to 5.5x respectively.

PROJECT CHUNHUI, CONFIDENTIAL
Traded Peer Companies — Implied Valuation
►	Using the comparable company analysis provided on the previous page, we have implied Y’s valuation from the FV/EBITDA and P/E perspective

►	The forecast EBITDA and Net Income were taken from our Discounted Cash Flow model
FV / EBITDA Implied Valuation Range

(RMB in millions)		Multiple Range
FV/EBITDA		4.5x	5.5x	Net Debt	Equity Value		FV
EBITDA
2005	3,792	17,064	20,856	3,967	8,259	16,888	12,227	20,856
2006	2,717	12,227	14,944
P/E Implied Valuation Range

		Multiple Range
P/E		6.5x	7.5x	Net Debt	Equity Value		FV
Net Income
2005	1,639	10,654	12,294	3,967	6,629	12,294	10,596	16,261
2006	1,020	6,629	7,648
Comparable trading analysis indicates an equity value range of RMB 9,916mn to RMB 12,119mn (US$1,198mn to US$1,464mn).

PROJECT CHUNHUI, CONFIDENTIAL
5	PRECEDENT TRANSACTIONS ANALYSIS

PROJECT CHUNHUI, CONFIDENTIAL
Precedent Transaction Analysis
▶	The following table illustrated the petrochemical precedent transactions between 2000 and 2005-06-15

▶	The implied Firm Value / EBITDA multiple enables us to determine the industry’s view of valuation for similar type transactions
Petrochemical Industry

					TOTAL	LTM	LTM
					TRANSACTION	OPERATING	OPERATING
ANNOUNCED	DEAL CLOSE				VALUE	EBITDA	EBITDA
DATE	DATE	BUYERS	SELLERS	KEY ASSETS	US$MM	US$MM	MULTIPLE
5/29/2001	NA	MOL Magyar Olaj- es Gazipari Rt	TVK Rt	49% of TVK Rt.	190	28	6.9x
6/14/2001	NA	CE Oil & Gas	Borsodchem Rt	84% stake in Borsodchem RT	308	49	6.4x
7/25/2001	7/25/2001	Odebrecht	Government of Brazil	58.41% stake in Petroquimica do Nordeste S.A. (Copene)	318	103	3.1x
5/18/2002	6/4/2002	Reliance Industries Ltd	Indian Petrochemicals Co.	46% of petrochemical producer IPCL	913	125	7.3x
7/15/2002	NA	China Electronics Corp	PetroChina Company Ltd	51.6% stake in Gansu Tristar Petrochemical Group Co.	25	4	6.7x
12/29/2004	NA	Sinopec	Sinopec Beijing Yanhua	Merger by absorption of Yanhua’s 30% stake held by the public	494	376	5.2x
						High	7.3x
						Low	3.1x
						Median	6.5x
						Average	5.9x
Implied Valuation

FV/EBITDA		6.0x	7.0x	Net Debt	Equity Value
2004 EBITDA	3,740	22,470	26,210	3,967	18,502	22,242
From precedent transaction analysis in the petrochemical industry, the implied equity value is RMB18,502mn to RMB22,242mn (US$2,235mn to US$2,686mn).

PROJECT CHUNHUI, CONFIDENTIAL
Precedent Transaction Analysis (Cont’d)
▶	The following table illustrated the refining precedent transactions between 2000 and 2005-06-15

▶	The implied Firm Value / EBITDA multiple enables us to determine the industry’s view of valuation for similar
Refining Industry

						LTM	LTM
	DEAL				TOTAL	OPERATING	OPERATING
ANNOUNCE	CLOSE				TRANSACTION	EBITDA	EBITDA
D DATE	DATE	BUYERS	SELLERS	KEY ASSETS	VALUE US$MM	US$MM	MULTIPLE
7/5/2000	9/1/2000	Ultramar Diamond Shamrock Corp	Tosco Corp	Avon Refinery	818	125	6.5x
7/31/2000	7/16/2001	Tosco Corp	Irish National Petroleum Corp Ltd	Whitegate Refinery and Storage Assets at Bantry Bay	100	45	2.2x
2/12/2002	5/14/2002	Giant Industries Incorporated	BP plc	61900 b/d Yorktown Va. refinery	157	25	6.4x
2/5/2002	5/17/2002	Tesoro Petroleum Corporation	Valero Energy Corporation	Golden Eagle Refinery and 70 service stations	945	275	3.4x
1/13/2004	Apr 04	Zorlu Group and OAO Tatneft	Turkish Government	65.76% stake of Turkiye Petrol Rafinerileri A.S.	1,663	404	4.1x

						High	6.5x
						Low	2.2x
						Median	4.1x
						Average	4.5x
Implied Valuation

(RMB in millions)		Multiple Range
FV/EBITDA		3.6x	4.6x	Net Debt	Equity Value
2004 EBITDA	3,740	13,536	17,276	3,967	9,568	13,309
From precedent transaction analysis in the refining industry, the implied equity value is RMB9,568mn to RMB13,309mn (US$1,156mn to US$1,607mn).

PROJECT CHUNHUI, CONFIDENTIAL
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Although this material may contain publicly available information about Smith Barney equity research or Citigroup corporate bond research, Citigroup policies prohibit analysts from participating in any efforts to solicit investment banking business; accordingly, research analysts may not have any communications with companies for the purpose of soliciting investment banking business. Moreover, Citigroup policy (i) prohibits research analysts from participating in road show meetings; (ii) prohibits investment banking personnel from having any input into company-specific research coverage decisions and from directing research analysts to engage in marketing or selling efforts to investors with respect to an investment banking transaction; (iii) prohibits employees from offering, directly or indirectly, a favorable or negative research opinion or offering to change an opinion as consideration or inducement for the receipt of business or for compensation; and (iv) prohibits analysts from being compensated for specific recommendations or views contained in research reports. So as to reduce the potential for conflicts of interest, as well as to reduce any appearance of conflicts of interest, Citigroup has enacted policies and procedures designed to limit communications between its investment banking and research personnel to specifically prescribed circumstances.
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© 2005 Citigroup Global Markets Limited. Regulated by the Financial Services Authority. CITIGROUP and Umbrella Device are trademarks and service marks of Citicorp or its affiliates and are used and registered throughout the world.